Exhibit 10.1

July 1, 2014

Mr. Lonnel Coats
[Address]

Dear Lonnel:

All the directors of Lexicon Pharmaceuticals share my enthusiasm as I extend this offer for you to join us as the Company’s President and Chief Executive Officer. We believe you have the leadership, personal and professional qualities that will allow you to make a significant contribution to the future of medicine as you lead Lexicon in its mission to discover, develop and commercialize breakthrough treatments for human disease. As we have discussed, Lexicon is at an exciting stage in its journey and we welcome you as the leader that will spearhead its transformation from clinical development to a patient-centric successful pharma company.

In this position, you will be responsible for directing the activities of the Company and you will report directly to the board of directors. Additionally, we will nominate you as a director of the Company, a position you will retain as long as you are the Company’s CEO.

The terms under which we are offering you this position are outlined below:

Base Salary
You will receive a monthly salary of $45,835 ($550,020.00 per year), paid in accordance with our standard payroll policies. We currently pay employees on the 15th and last day of each month.

Bonus Arrangements
You will be eligible for an annual bonus with a bonus target (i.e. the amount payable if all objectives are achieved) of 60% of your annual base salary, with an opportunity to earn a greater bonus for over-achievement. The actual amount of your bonus will be determined by the compensation committee of the board of directors, based upon achievement of corporate objectives established at the beginning of each year. As is the case with all Lexicon officers, decisions regarding the payment of bonuses are subject to the discretion of the compensation committee of the board of directors.

For 2014, your bonus will be prorated based on your start date with the Company and we will guarantee a payout of this prorated amount at least at target level. Bonuses for 2014 are expected to be determined and paid in the first quarter of 2015.

Stock Options
You will receive an option under our equity incentive plan giving you the right to purchase shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in our stock plan, on the date your employment with the company commences. The number of shares underlying this option will be calculated so that the aggregate dollar value of the option (using the Company’s usual method of option valuation) is equal to 200% of your salary or $1,100,040.00. The option will vest and become exercisable according to the following schedule: (1) twenty-five percent (25%) of the total after twelve months of continuous employment and (2) one forty-eight (1/48th) of the total after each month of employment thereafter up to the end of your 48th month of employment. The options will have a ten-year term and will be subject to the terms and conditions of the plan and our standard form of stock option agreement for company officers (which includes

Exhibit 10.1

acceleration of vesting in the event of a change in control, as defined in that agreement), which you will receive after the option is granted.

Long-Term Incentive
You will also be eligible to participate in the Company’s annual equity incentive (LTI), with an initial potential target (for an initial possible grant mid-2015) of aggregate grant amount value of 200% of salary. The terms and timing of any such annual grant are subject to separate compensation committee decisions and resolutions at such time as annual incentive awards are generally considered for executives of the Company. Should the compensation committee continue with the structure of the annual LTI program the target level would be reviewed after three annual grants.

Benefits
You will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 401(k) retirement plan. We currently make matching contributions under our 401(k) plan in an amount equal to 50% of an employee’s contributions up to five percent of salary. We will provide you with life insurance coverage under our group term policy that provides for a death benefit of two times your annual salary.

Paid Time Off
You will be entitled to four weeks paid time off under our employee paid time off policy.

Severance
In the event your employment is terminated without “cause” by the company, you will be entitled to receive, and the company shall be obligated to pay, salary continuation payments (pursuant to the company’s normal payroll procedures) in an amount equal to your then current base salary for a period of twelve months following such termination. In the event your employment is terminated without “cause” by the company in connection with a “change in control,” you will receive in addition a one-time payment equal to your bonus at target for the year of your termination. For purposes of the foregoing,

•
termination for “cause” shall mean termination of employment directly resulting from (1) intentional misconduct causing a material violation by the company of any state or federal laws, (2) a theft of corporate funds or corporate assets or in a material act of fraud upon the company, (3) an act of personal dishonesty that was intended to result in personal enrichment at the expense of the company or (4) conviction of a felony; and

•
a “change in control” of the company shall be deemed to have occurred if any of the following shall have taken place: (1) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor provisions thereto), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company’s then-outstanding voting securities; (2) the approval by the stockholders of the company of a reorganization, merger, or consolidation, in each case with respect to which persons who were stockholders of the company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities in substantially the same proportion as their ownership of the company’s outstanding voting securities prior to such reorganization, merger or consolidation; or (3) a liquidation or dissolution of the company or the sale of all

Exhibit 10.1

or substantially all of the company’s assets. For the avoidance of doubt, Invus, LP being a majority owner or dropping below majority ownership does not by itself constitute a “change in control”.

Subject to the payment obligations of the company, if any, under the preceding paragraph of this letter, this letter does not create any term of employment, and both you and the company will be free to terminate your employment at any time for any reason.

Start Date
We expect that you will begin work on or about July 7, 2014.

Employment Location
Your primary place of employment will be our Princeton, New Jersey office. You will be expected to dedicate a meaningful portion of your time working at our Woodlands site.

Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of employee proprietary information agreement.

If you have any questions regarding this offer, please contact me, Philippe Amouyal or Jeff Wade.

Lonnel, I believe you will enjoy working with the entire Lexicon team and with the board and that you will both thrive at Lexicon and make Lexicon a great success story. If you find this offer to be acceptable, please indicate your acceptance by signing and returning one of the two copies of this letter on, or before, Thursday July 3, 2014.

Sincerely,

Raymond Debbane
Chairman of the Board of Lexicon Pharmaceuticals

Accepted and agreed:

Lonnel Coats

Date:

Exhibit 10.1

October 28, 2014

Mr. Lonnel Coats
[Address]

Dear Lonnel:

The purpose of this letter is to amend your offer letter with Lexicon Pharmaceuticals, Inc., dated July 1, 2014 (the “Offer Letter”), as set forth below.

1.Severance. The section of the Offer Letter entitled “Severance” is hereby amended to include the following:

If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), your “Separation from Service”), you will not be entitled to any payment or benefit pursuant to this “Severance” section until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than death, or (ii) the date of your death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).  Each payment under this “Severance” section shall be treated as one of a series of separate payments for purposes of Section 409A of the Code.  It is intended that any amounts payable under this letter and our or your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This letter shall be construed and interpreted consistent with that intent.

2.No Other Amendment. The Offer Letter shall remain in full effect in accordance with its terms, as amended above.

Exhibit 10.1

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to Lexicon at the below address, whereupon this amendment shall become effective.

Very truly yours,

Lexicon Pharmaceuticals, Inc.

By: _________________________________
Jeffrey L. Wade
Executive Vice President, Corporate Development and
Chief Financial Officer

Accepted and agreed to:

By:
Lonnel Coats

Date: __________________________________

Exhibit 10.1

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to Lexicon at the below address, whereupon this amendment shall become effective.

Very truly yours,

LEXICON PHARMACEUTICALS, INC.

By: _________________________________
Jeffrey L. Wade
Executive Vice President, Corporate Development and
Chief Financial Officer

Accepted and agreed to:

By:
Lonnel Coats

Date: __________________________________